Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Advanced Micro Devices, Inc. (ticker: “AMD”), Marvell Technology, Inc. (ticker: “ MRVL ”), Zoom Video Communications, Inc. (ticker: “ ZM ”) and NVIDIA Corporation (ticker: “ NVDA ”) Pricing date: January 26, 2022 Valuation dates: Monthly Maturity date: January 30, 2025 Contingent coupon: At least 8.00% per annum (to be determined on the pricing date), paid monthly only if the basket value is greater than or equal to the coupon barrier on the related valuation date. You are not assured of receiving any contingent coupon. Coupon barrier: 70, 70% of the initial basket value Final barrier: 60, 60% of the initial basket value Automatic early redemption: If on any autocall date the basket value is above the initial basket value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon Autocall dates: Monthly on valuation dates beginning after one year CUSIP / ISIN: 17329UN98 / US17329UN989 Initial underlying value: For each underlying, its closing value on the pricing date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Basket value: On any valuation date, 100 × (1 + the sum of the weighted underlying returns of the underlyings determined as of that date) Basket return: (i) The final basket value minus the initial basket value, divided by (ii) the initial basket value Weighted underlying return: For each underlying, its underlying return multiplied by its weighting Initial basket value: 100 Final basket value: The basket value on the final valuation date Payment at maturity (if not autocalled): • If the final basket value is greater than or equal to the final barrier : $1,000 • If the final basket value is less than the final barrier: $1,000 + ($1,000 × the basket return) If the securities are not automatically redeemed prior to maturity and the final basket value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated January 6, 2022 * Assumes that the contingent coupon is set at the lowest value indicated in the preliminary pricing supplement. The actual contingent coupon will be determined on the pricing date. ** A ssumes the interim valuation date is also an autocall date. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 3 Year Autocallable Contingent Coupon Securities Linked to an Equally Weighted Basket Hypothetical Interim Payment per Security Hypothetical Basket Return Hypothetical Payment at Maturity 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 25.00% $1,000.00 - 40.00% $1,000.00 - 40.10% $599.00 - 75.00% $250.00 - 100.00% $0.00 Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Basket Value on Interim Valuation Date Hypothetical Payment for Interim Valuation Date* Hypothetical Redemption** 200.00 $1,006.667 Redeemed 150.00 $1,006.667 Redeemed 125.00 $1,006.667 Redeemed 100.00 $1,006.667 Redeemed 90.00 $6.667 Securities not redeemed 75.00 $6.667 Securities not redeemed 70.00 $6.667 Securities not redeemed 69.90 $0.00 Securities not redeemed 25.00 $0.00 Securities not redeemed 0.00 $0.00 Securities not redeemed Hypothetical Payment at Maturity per Security

Contingent Coupon Autocallable Yield Notes           1

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final basket value of the basket. If the final basket value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the basket has declined from the initial basket value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon following any valuation date on which the basket value on that valuation date is less than the coupon barrier. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the basket performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Changes in the closing values of the underlyings may offset each other. • The underlyings may be highly correlated in decline. • An investment in the securities is not a diversified investment. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.